Exhibit 3.29

LIMITED LIABILITY COMPANY AGREEMENT
of
TNHC - Arantine GP LLC

This Limited Liability Company Agreement (this “Agreement”) of TNHC - Arantine GP LLC, a Delaware limited liability company (the “Company”), is entered into as of July 17, 2014 by TNHC Land Company LLC, a Delaware limited liability company, as the sole member (the “Member”) of the Company.
RECITALS
A.The Certificate of Formation (the “Certificate”) of the Company is being filed with the Delaware Secretary of State concurrently herewith.

B.The Member now desires to adopt and approve a limited liability company agreement for the Company.
AGREEMENT
1.Formation. The Member, by filing the Certificate, formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”).

2.Name. The name of the Company is TNHC - Arantine GP LLC.

3.Certificates. The Member has executed, delivered and filed the Certificate with the Secretary of State of Delaware. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in California.

4.Term. The Company shall continue until terminated as provided in Section 17 hereof.

5.Principal Place of Business. The principal place of business of the Company within the State of California shall be 85 Enterprise, Suite 450, Aliso Viejo, CA 92656. The Company may change and locate its places of business and registered office at any other place or places as the Manager may from time to time determine.

6.Registered Office and Registered Agent. For purposes of Section 18-104(a)(1) of the Act, the registered office of the Company is c/o CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address shall be CT Corporation System. The registered office and registered agent may be changed with the approval of the Manager from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

7.Permitted Businesses. The business of the Company shall be to accomplish any lawful business purpose or activity whatsoever, except the business of granting policies of insurance, assuming insurance risks or banking as defined in § 126 of Title 8 of the Delaware General Corporation Law. The Company is organized primarily for the purpose of directly or indirectly acquiring, investing in, making loans with respect to, improving, holding, owning, developing, encumbering, selling, managing, operating and otherwise using residential and commercial real properties (each real property owned by the Company or one of its Subsidiaries (as defined below), together with all improvements thereon and personal property owned by the Company or its Subsidiaries related thereto, a “Property,”). The Company is empowered, subject to specified terms of this Agreement, to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company and its Subsidiaries, including full power and authority, directly or through its Subsidiaries, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop any Property, and lease, sell, transfer and dispose of any Property. “Subsidiary” or “Subsidiaries” shall mean any entity or entities, as applicable, in which the Company owns a direct or indirect interest, whether such interest is a sole interest, through a joint venture, or otherwise.

8.Foreign Qualification. The Company will qualify to transact business in those jurisdictions where it is required to do so. The Company will file such other certificates and instruments as may be necessary or desirable in connection with its formation, existence and operation.

9.Member. The name and the mailing address of the Member is as follows:

TNHC Land Company LLC
85 Enterprise, Suite 450
Aliso Viejo, CA 92656
10.Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

11.Capital Contributions. The Member is admitted as the Member of the Company upon its execution and delivery of this Agreement. At its option, the Member may (but shall not be obligated to) from time to time contribute capital to the Company. The provisions of this Agreement, including this Section 11, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement). The Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company.

12.Tax Matters: Treatment of Profits and Losses. For Federal and relevant State income and/or franchise tax purposes and for no other purpose whatsoever, the Company shall be disregarded as an entity separate from the Member, as provided in Section 301.7701-3(a) of the Federal Income Tax Regulations and any comparable provision of relevant State income or franchise tax law, regulation or administrative pronouncement. The Member and the Company shall take any and all actions necessary or appropriate to accomplish the foregoing, and neither the Member nor the Company shall at any time take any action that is or might be inconsistent with the foregoing. Consistent with such treatment for Federal and relevant State income or franchise tax purposes, each of the assets and each of the liabilities of the Company shall be treated as an asset or a liability (as appropriate) of the Member (and not of the Company) for Federal and relevant State income and/or franchise tax purposes and for no other purpose whatsoever, and each item of income, gain, loss, deduction and credit recognized by the Company shall be treated as having been recognized by the Member (and not by the Company) for Federal and relevant State income and/or franchise tax purposes and for no other purpose whatsoever.
13.Distributions. Distributions of cash shall be made to the Member at the times and in the aggregate amounts determined by the Manager. Notwithstanding any provision to the contrary contained in this

Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

14.Management.

(a)
Manager. Except as otherwise expressly provided herein, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of a manager (the “Manager”) appointed by the Member. Without limiting the foregoing, the Manager shall (i) have the right, power and authority to conduct the business and affairs of the Company (whether for the Company itself or where the Company is acting in its capacity as a direct or indirect member, manager, partner or owner of any Subsidiary) and to do all things necessary to carry on the business of the Company, and (ii) be authorized to take any action of any kind and to do anything and everything the Manager deems necessary or appropriate in accordance with the provisions of this Agreement and applicable law.

(b)
Appointment, Resignation and Removal. The Member hereby appoints itself to act as the Manager of the Company. The Manager may be replaced at any time for any or no reason upon the written determination of the Member. The Manager may resign at any time upon written notice to the Member. The Member may appoint one or more new or additional managers at any time. If at any time there is more than one Manager, they shall act by unanimous vote.

(c)
Powers of Manager. The Manager shall, subject in all instances to any express limitations contained in this Section 14, have all of the rights and powers which may be possessed by a “Manager” under the Act and such rights and powers as are necessary, convenient or incidental to or for the furtherance of the purposes described herein. The Manager, acting alone, has the authority to bind the Company within the meaning of Section 18-402 of the Act. Without limiting the foregoing, the Manager shall have the power to enter into, execute and deliver agreements, notes, deeds, deeds of trust, security agreements, assignments, pledges, bills of sale, leases, ground leases, documents, instruments, certificates, consents, estoppel certificates, subordination agreements, contracts and escrow arrangements, and to give amendments, receipts, modifications, releases and terminations thereof, on behalf of the Company.

(d)	Managerial Authority. The Member shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or expressly required by the Act.

15.	Delegation.

(a)
One or more officers of the Company (the “Officers”) may be appointed by the Manager. The Officers are agents of the Company for the purpose of the Company’s business, and the actions of the Officers shall bind the Company. Each Officer shall hold his or her office from the date of his or her appointment until the Manager’s removal of such officer from his or her office or until such Officer’s resignation. The Manager may delegate to the Officers and to other persons and entities such authority, duties and responsibilities as the Manager shall deem necessary or appropriate, as may be set forth in a written delegation of authority authorized by the Manager. Any person or entity dealing with the Company may conclusively presume that an Officer or other person or entity specified in any such written delegation of authority as having the appropriate authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution by such Officer or other person or entity.

(b)	The initial Officers for the Company, who shall serve until removal by the Manager or resignation from office, and their respective titles shall be:

(i)H. Lawrence Webb - Chief Executive Officer;
(ii)Wayne J. Stelmar - Chief Financial Officer & Secretary;
(iii)Thomas Redwitz - Chief Operating Officer;
(iv)Joseph Davis - Chief Investment Officer;
(v)Andrew J. Jarvis - President, Southern California;
(vi)Mark Kawanami - Senior Vice President & Assistant Secretary;
(vii)Mark Cunningham - Vice President & Assistant Secretary;
(viii)Kim Forbes - Senior Vice President;
(ix)Joan Marcus-Colvin - Senior Vice President;
(x)Robin Koenemann - Senior Vice President, Southern California;
(xi)John Sherwood - Vice President, Southern California;
(xii)Pat Dibble - Vice President, Southern California; and
(xiii)Melanie Andrews - Director of Purchasing, Southern California.

16.Transfers of Interest. The Member shall be permitted at any time to sell, assign, transfer, pledge, hypothecate or encumber all or part of its interests in Company.

17.Dissolution. The Company shall be dissolved upon the earliest to occur of the following events:

(a)	the determination of the Manager that the Company should be dissolved; or

(b)	the Company shall be dissolved and its affairs shall be wound up when required by a decree of judicial dissolution entered under Section 18-802 of the Act.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

18.	Exculpation and Indemnification.

(a)
None of the Manager, Officers or Member or any of the direct or indirect partners, managers, trustees, shareholders, members, officers, directors, agents, attorneys, employees and controlling persons (if any) of the Member or the Manager, as the case may be (the “Indemnified Parties”) shall be liable, responsible or accountable in damages or otherwise to the Company, any third party or to any Member for (i) any act performed or omission reasonably believed, in good faith, by such Indemnified Party to be within the scope of the authority conferred on the Indemnified Party by this Agreement or otherwise by the Manager except for the gross negligence, fraud or willful misconduct of any Indemnified Party in carrying out his or her obligations hereunder, (ii) the Indemnified Party’s performance of, or failure to perform, any act in the reasonable reliance on advice of legal counsel to the Company or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence. The Company shall defend, indemnify and hold harmless each Indemnified Party from any claim, loss, liability, damages, obligation, cause of action and expense (including reasonable attorneys fees) (“Claim”) sustained by such Person (as defined below) by reason of any act reasonably believed by such Person to be within the scope of the authority conferred on the Indemnified Party by this Agreement or otherwise by the Manager except for the gross negligence, fraud or willful misconduct of any Indemnified Party in carrying out his or her obligations hereunder. The indemnities provided for in this Agreement shall not be construed to limit or diminish the coverage of any Indemnified Party under any insurance obtained by the Company. Payment shall not be a condition precedent to any indemnification provided in this Agreement. The indemnification obligation provided pursuant to this Section 18 shall survive the cessation of service as a Manager or an Officer. “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust (including any beneficiary thereof), unincorporated organization or other organization, whether or not a legal entity, or any governmental authority.

(b)	Each indemnity provided for under this Agreement shall be subject to the following provisions:

(i)The indemnity shall cover the costs and expenses of the Indemnified Party, including reasonable attorneys’ fees and court costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.

(ii)The Indemnified Party shall notify the Company of any Claim against the Indemnified Party covered by the indemnity within forty-five (45) days after the Indemnified Party has notice of such Claim, but failure to notify the Company shall in no case prejudice the rights of the Indemnified Party under this Agreement unless the Company shall be prejudiced by such failure and then only to the extent the Company shall be prejudiced by such failure. Should the Company fail to discharge or undertake to defend the Indemnified Party against such liability upon learning of the same, then the Indemnified Party may settle such liability, and the liability of the Company hereunder shall be conclusively established by such settlement, which amount of such liability shall include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by the Indemnified Party in effecting such settlement.

19.Competing Activities. The Member and the Manager may engage in whatever other activities they or any of them may respectively choose, whether or not the same be competitive with the Company, and the non-engaging Member or Manager, as applicable, shall not have any right in the income or profits derived from such other activities.

20.Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21.Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22.Governing Law; Choice of Forum. This Agreement shall be construed, interpreted and enforced under and in accordance with, and governed by, the laws of the State of Delaware applicable to agreements made and to be performed in such State. The Superior Court for Orange County of the State of California, and the associated Federal and appellate courts, shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof and venue shall lie exclusively in Orange County of the State of California.

23.Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed by the Member.

24.Survival. The indemnification provided herein and any other provisions hereof which state that they expressly survive the termination of the Company shall survive the termination or expiration of this Agreement or the Company.

25.Benefits; Binding Effect. The covenants and agreements contained herein shall inure to the benefit of and be binding upon the Member and its permitted successors and permitted assigns. Any permitted person or entity succeeding to the interest of the Member hereunder shall succeed to all of the Member’s rights, interests and obligations under this Agreement and be subject to all of the terms and conditions of this Agreement.

26.No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the Member and its legal representatives and permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Member, intending to be legally bound hereby, has duly executed this Agreement as of the date first above stated.

Member:	TNHC LAND COMPANY LLC,
a Delaware limited liability company
By: /s/ Wayne J. Stelmar
Print name: Wayne J. Stelmar
Print title: CFO & Secretary